UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934
EXIDE TECHNOLOGIES
(Exact Name of Registrant as Specified in its Charter)

Delaware	23-055273

(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

13000 Deerfield Parkway, Building 200
Alpharetta, Georgia	30004

(Address of Principal Executive Offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which
to be so Registered	Each Class is to be Registered

Common Share
Purchase Rights	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:

(if applicable)
Securities to be registered pursuant to Section 12(g) of the Act:
None.

(Title of class)

Item 1. Description of Registrant’s Securities to be Registered.
     On December 5, 2008, the Board of Directors of Exide Technologies (the “Company”) declared a dividend distribution of one right (a “Right”) for each Common Share, par value $0.01 per share (the “Common Shares”), of the Company outstanding at the close of business on December 23, 2008 (the “Record Date”), pursuant to the terms of a Rights Agreement, dated as of December 6, 2008 (the “Rights Agreement”), by and between the Company and American Stock Transfer & Trust Company LLC, as rights agent. The Rights Agreement also provides, subject to specified exceptions and limitations, that Common Shares issued or delivered from the Company’s treasury after the Record Date will be entitled to and accompanied by Rights. The Rights are in all respects subject to and governed by the provisions of the Rights Agreement, a copy of which has been filed as an exhibit hereto and incorporated herein by reference. A summary of the terms of the Rights is included as Exhibit B to the Rights Agreement and is incorporated herein by reference.
Item 2. Exhibits.

4.1	Rights Agreement, dated as of December 6, 2008, by and between Exide Technologies and American Stock Transfer & Trust Company LLC.

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

EXIDE TECHNOLOGIES

	By:	/s/ Phillip A. Damaska

	Name:	Phillip A. Damaska
	Title:	Executive Vice President & Chief Financial Officer
Date: December 8, 2008

EXHIBIT INDEX

4.1	Rights Agreement, dated as of December 6, 2008, by and between Exide Technologies and American Stock Transfer & Trust Company LLC.